CUTCO INDUSTRIES, INC.
                      125 South Service Road
                        Jericho, New York


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held on May 15, 1996


To the Holders of Common Stock:

          PLEASE TAKE NOTICE that the Annual Meeting of Shareholders (the "Meeting") of CutCo Industries, Inc., a New York corporation
(the "Company"), will be held on May 15, 1996 at 9:30 A.M.
(local time) at the offices of the Company, 125 South Service
Road, Jericho, New York, for the following purposes:

          1. To elect four (4) directors to the Board of Directors of the Company; and

          2. To transact such other business as properly may be brought before the Meeting.

          Shareholders of record as of the close of business on April 8, 1996 will be entitled to notice of and to vote at the Meeting and any postponement or adjournment thereof. The stock transfer books of the Company will not be closed.

          Enclosed is the Company's Annual Report to Shareholders for the Company's fiscal year ended June 30, 1995, along with a proxy statement and proxy. You are cordially invited to attend the Meeting in person, if possible. Shareholders who do not expect to attend the Meeting are requested to sign and return the enclosed proxy in the envelope provided. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Meeting.

                              By Order of the Board of Directors




                               Marvin W. Marcus,
                               Chairman of the Board

Jericho, New York
April 11, 1996

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to insure a quorum. A self-addressed envelope, requiring no postage if mailed within the United States, is enclosed for your convenience.